Exhibit 99.1




         JAKKS Pacific(R) Reports 2006 Third Quarter Results

    --- Achieves Record Third Quarter Sales and Reiterates Guidance
                             for 2006 ---


    MALIBU, Calif.--(BUSINESS WIRE)--Oct. 19, 2006--JAKKS Pacific, Inc. (NASDAQ: JAKK), a leading multi-brand company that designs and markets a broad range of toys, writing instruments and other consumer products, today announced results for the third quarter and nine months ended September 30, 2006.

    Third quarter 2006 net sales were $295.8 million, compared to $233.5 million recorded in the comparable period last year. Net income for the third quarter was $40.5 million, or $1.26 per diluted share, compared to $32.8 million, or $1.05 per diluted share, reported in the third quarter of 2005. Included in the results were non-cash charges for stock-based compensation of $1.1 million and acquisition-related amortization of $3.3 million in the third quarter of 2006, compared to a credit of $0.6 million and charge of $1.8 million, respectively, in the third quarter of 2005. Pro forma net income excluding these non-cash charges was $43.6 million, or $1.35 per diluted share, in 2006 and $33.5 million, or $1.07 per diluted share, in 2005.

    Net sales for the nine months ended September 30, 2006 were $527.1 million, compared to $495.3 million during the same period in 2005. Net income for the first nine months of 2006 was $49.2 million, or $1.57 per diluted share, compared to the first nine months 2005 earnings of $54.5 million, or $1.77 per diluted share. Included in the results were non-cash charges for stock-based compensation of $4.8 million and acquisition-related amortization of $10.4 million in the first nine months of 2006, compared to a credit of $0.8 million and charge of $5.3 million, respectively, in the first nine months of 2005. Pro forma net income excluding these non-cash charges was $59.8 million, or $1.90 per diluted share, in 2006 and $57.7 million, or $1.87 per diluted share, in 2006.

    "The holiday season is officially underway," said Jack Friedman, Chairman and Chief Executive Officer, JAKKS Pacific. "With strong initial orders for the holidays, we achieved record third quarter sales and have positive momentum heading into the fourth quarter. Many of our core traditional toys continue to be solid contributors, including our Doodle Bear(R) line, WWE(R) action figures, Cabbage Patch Kids(R) and TV Games lines. In addition, we benefited from the significant contribution from our Creative Designs International(TM) division, which is new for us in 2006."

    Stephen Berman, President and Chief Operating Officer, stated, "We remain focused on traditional play patterns and basic fun in the toy area, adding innovation and appropriate licenses, and continuously enhancing our diverse portfolio of products. Our Fly Wheels XPV(TM) (Xtreme Performance Vehicle(TM)), which soars up over 20 stories high, Ariel(TM) Magical Beauty Salon and Speed Stacks(R) StackPack(R) products appeal to even the most sophisticated of today's kids, who, we believe, love vehicles, pretend play and active sports that stimulate their minds and increase their activity levels.

    "We are well into the final development stages of our 2007 product lines, which will feature many well-known and established licensed brands, such as Doodle Bear(R), WWE, Cabbage Patch Kids, Dora the
Explorer, Deal or No Deal, Barney(R) and Jelly Belly.

    "We continue to strive to grow both organically and through acquisitions, while simultaneously maximize synergies in meaningful ways throughout our organization. We leverage our strong licensing relationships and channel product categories to our various teams based on expertise, which enables JAKKS to develop multi-category merchandised lines across brands. This has been a key benefit of our acquired portfolio of brands over the past 11 years and several of our 2007 introductions, such as Pokemon(R), Bratz(R) and multiple Disney(R) initiatives, will involve numerous JAKKS divisions, including CDI, Play Along, JPI Pets, Flying Colors, JAKKS Electronics and Go Fly A Kite, working together.

    "We are showcasing our 2007 product line-up this week at the Fall International Toy Show in New York, and we are confident in our established product formula and that our new offerings will be well-received by both retailers and today's kids."

    At September 30, 2006, JAKKS Pacific had approximately $133.0 million in cash and cash equivalents and $284.0 million in working capital.

    The Company is reiterating its 2006 guidance of net sales of approximately $775 million and fully diluted earnings per share of approximately $2.32, which represents an increase in net sales of approximately 17.2% and an increase in diluted earnings per share of approximately 12.7% for the current fiscal year versus 2005.

    Conference Call

    JAKKS Pacific is hosting a teleconference today at 6:00 a.m. PDT (9:00 a.m. EDT) on October 19th, via the Internet at www.jakkspacific.com, www.CompanyBoardroom.com or www.StreetEvents.com. These websites will host an archive of the teleconference for 30 days.

    You can also listen to the call live via the Internet at www.jakkspacific.com, www.CompanyBoardroom.com or www.StreetEvents.com, where the call will be archived for 30 days. A telephone playback will be available from 7:00 a.m. Pacific on October 19th through 12:00 a.m. Pacific on November 2nd. The playback can be accessed by calling 888-266-2081 or 703-925-2533 for international callers, passcode "984333".

    About JAKKS Pacific, Inc.

    JAKKS Pacific, Inc. is a multi-brand company that designs and markets a broad range of toys and consumer products. The product categories include: Action Figures, Art Activity Kits, Stationery, Writing Instruments, Performance Kites, Water Toys, Sports Activity Toys, Vehicles, Infant/Pre-School, Plush, Construction Toys, Electronics, Dolls, Dress-Up, Role Play, and Pet Toys and Accessories. The products are sold under various brand names, including JAKKS Pacific(R), Play Along(R), Flying Colors(R), Creative Designs International(TM) Road Champs(R), Child Guidance(R), Pentech(R), Trendmasters(R), Toymax(R), Funnoodle(R), Go Fly a Kite(R), Color Workshop(R), JPI(TM) and Plug It In & Play TV Games(TM). JAKKS and THQ Inc. participate in a joint venture that has worldwide rights to publish and market World Wrestling Entertainment video games. For further information, visit www.jakkspacific.com.

    This press release may contain forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations, estimates and projections about JAKKS Pacific's business based partly on assumptions made by its management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such statements due to numerous factors, including, but not limited to, those described above, changes in demand for JAKKS' products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, and difficulties with integrating acquired businesses. The forward-looking statements contained herein speak only as of the date on which they are made, and JAKKS undertakes no obligation to update any of them to reflect events or circumstances after the date of this release.


                 JAKKS Pacific, Inc. and Subsidiaries
                Condensed Consolidated Balance Sheets


                                            September 30, December 31,
                                                2006         2005
                                            ------------- ------------
                                                  (In thousands)

                                ASSETS

Current assets:
 Cash and cash equivalents                      $132,966     $240,238
 Accounts receivable, net                        182,818       87,199
 Inventory, net                                   86,676       66,729
 Deferred income taxes                            12,315       13,618
 Prepaid expenses and other current assets        32,515       17,533
                                            ------------- ------------
  Total current assets                           447,290      425,317
                                            ------------- ------------

Property and equipment                            46,869       38,089
Less accumulated depreciation and
 amortization                                     31,136       25,394
                                            ------------- ------------
 Property and equipment, net                      15,733       12,695
                                            ------------- ------------

Goodwill, net                                    315,315      269,298
Trademarks & other assets, net                    74,255       36,280
Investment in video game joint venture             1,936       10,365
                                            ------------- ------------
  Total assets                                  $854,529     $753,955
                                            ============= ============


                 LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
 Accounts payable and accrued expenses          $134,058      $94,948
 Reserve for sales returns and allowances         24,838       25,123
 Income taxes payable                              4,441        3,792
                                            ------------- ------------
  Total current liabilities                      163,337      123,863
                                            ------------- ------------

Long term debt                                    98,000       98,000
Deferred rent liability                              889          995
Deferred income taxes                              7,358        6,446
                                            ------------- ------------
                                                 106,247      105,441
                                            ------------- ------------
  Total liabilities                              269,584      229,304

Stockholders' equity:
 Common stock, $.001 par value                        28           27
 Additional paid-in capital                      298,190      287,356
 Retained earnings                               289,247      240,057
 Accumulated other comprehensive income
  (loss)                                          (2,520)      (2,789)
                                            ------------- ------------
                                                 584,945      524,651
                                            ------------- ------------
  Total liabilities and stockholders' equity    $854,529     $753,955
                                            ============= ============


                 JAKKS Pacific, Inc. and Subsidiaries
              Third Quarter Earnings Announcement, 2006
              Condensed Statements of Income (Unaudited)


                               Three Months Ended  Nine Months Ended
                                  September 30,       September 30,

                                 2006      2005      2006      2005
                               --------- --------- --------- ---------
                                (In thousands, expect per share data)

Net sales                      $295,789  $233,500  $527,074  $495,266
Less cost of sales
 Cost of goods                  155,467   115,823   269,546   246,175
 Royalty expense                 25,793    23,105    46,877    50,234
 Amortization of tools and
  molds                           1,647     1,120     4,326     3,120
                               --------- --------- --------- ---------
 Cost of sales                  182,907   140,048   320,749   299,529
                               --------- --------- --------- ---------
   Gross profit                 112,882    93,452   206,325   195,737
Direct selling expenses          21,908    20,082    48,132    52,951
Selling, general and
 administrative expenses         28,496    23,595    75,796    59,779
Depreciation and amortization     4,275     2,557    12,987     7,499
                               --------- --------- --------- ---------
   Income from operations        58,203    47,218    69,410    75,508
Other income (expense):
 Profit (loss) from video game
  joint venture                    (245)      238       732     1,541
 Interest income                  1,030     1,387     3,530     3,419
 Interest expense                (1,133)   (1,136)   (3,399)   (3,402)
 Other expense                        -    (1,401)        -    (1,401)
                               --------- --------- --------- ---------
Income before provision for
 income taxes                    57,855    46,306    70,273    75,665
Provision for income taxes       17,357    13,553    21,083    21,186
                               --------- --------- --------- ---------
Net income                      $40,498   $32,753   $49,190   $54,479
                               ========= ========= ========= =========
 Earnings per share - diluted     $1.26     $1.05     $1.57     $1.77
 Shares used in earnings per
  share - diluted                32,736    32,088    32,731    32,182


    CONTACT: JAKKS Pacific, Inc.
             Genna Rosenberg, 310-455-6235
             or
             Integrated Corporate Relations
             John Mills, 310-954-1105